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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
             PURSUANT TO RULES 13d - 1(b)(c), AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*

                            The Lamson & Sessions Co.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                        Common Shares, Without Par Value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    513696104
               --------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
          -------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

 [X]     Rule 13d-1(b)
 [ ]     Rule 13d-1(c)
 [ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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


----------------------------------------                                       -------------------------------------
CUSIP NO. 513696104                                      13G                   Page 2 of 5 Pages
----------------------------------------                                       -------------------------------------

--------- ----------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          The Lamson & Sessions Co. Investment Trust for Retirement Trusts

--------- ----------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]
                                                                                (b)   [ ]
--------- ----------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY


--------- ----------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          United States, State of Ohio

--------- ----------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER                                              860,856


        NUMBER OF
          SHARES
       BENEFICIALLY
      OWNED BY EACH
        REPORTING
       PERSON WITH
                            ----- ----------------------------------------------------------------------------------
                             6    SHARED VOTING POWER                                                 0

                            ----- ----------------------------------------------------------------------------------
                             7    SOLE DISPOSITIVE POWER                                        860,856

                            ----- ----------------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER                                            0

--------------------------- ----- ----------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
                                                                                                860,856
--------- ----------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- ----------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                         6.25%
--------- ----------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*                                                                 EP
--------- ----------------------------------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT



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                                  SCHEDULE 13G

ITEM 1(a).        NAME OF ISSUER:  The Lamson & Sessions Co.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 25701 Science Park Drive Cleveland, Ohio 44122

ITEM 2.           2(a)  Name of Person Filing:  The Lamson & Sessions Co.
                        Investment Trust For Retirement Trusts

                  2(b)  Address of Principal Business Office, or, if none,
                        Residence:

                              25701 Science Park Drive
                              Cleveland, Ohio 44122

                  2(c)  Citizenship:  United States, State of Ohio

                  2(d) Title of Class of Securities: Common Shares, without par value

                  2(e)  CUSIP Number:  513696104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

[ ]      (a)      Broker or dealer registered under Section 15 of the Exchange
                  Act.

[ ]      (b)      Bank as defined in Section 3(a)(6) of the Exchange Act.

[ ]      (c)      Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

[ ]      (d)      Investment company registered under Section 8 of the
                  Investment Company Act.

[ ]      (e)      An investment adviser in accordance with Rule 13d-1(b)(1)(ii)
                  (E);

[X]      (f)      An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

[ ]      (g)      A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

[ ]      (h)      A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

[ ]      (i)      A church plan that is excluded from the definition of an
                  investment company under Section 3(b)(14) of the Investment
                  Company Act;

[ ]      (j)      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).




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         If this statement is filed pursuant to Rule 13d-1(c), check this box.
[ ]

ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:

                  See Item 9 on Page 2

         (b)      Percent of class:

                  See Item 11 on Page 2


                                  SCHEDULE 13G

         (c)      Number of shares as to which such person has:

              (i) Sole power to vote or to direct the vote: See Item 5 on Page 2.

              (ii) Shared power to vote or to direct the vote:  See Item 6 on
                   Page 2.

              (iii)Sole power to dispose or to direct the disposition of:  See
                   Item 7 on Page 2.

              (iv) Shared power to dispose or to direct the disposition of:  See
                   Item 8 on Page 2.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable.




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ITEM 10. CERTIFICATION.

         By signing below, I certify that, to the best of my knowledge and belief, the Securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                      March 18, 2002
                                    --------------------------------------------
                                                          (Date)

                                                      /S/ James J. Abel
                                    --------------------------------------------
                                                      James J. Abel
                                                      Attorney-In-Fact*


*Signed pursuant to a power of attorney, dated August 6, 1998, included as
Exhibit 24 to the Schedule 13G filed with the Securities and Exchange Commission on January 31, 2001.



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